UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 30, 2020

SPERO THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38266	46-4590683
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

675 Massachusetts Avenue, 14th Floor Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (857) 242-1600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	SPRO	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01 Entry into a Material Definitive Agreement

On January 30, 2020, Spero Therapeutics, Inc. (the “Company”) announced its intent to raise $30,000,000 through a fully backstopped rights offering at $9.00 per share of its common stock, par value $0.001 per share (the “Common Stock”). This rights offering is further described in the press release filed as Exhibit 99.1 hereto (the “Rights Offering”).

In connection with the Rights Offering and concurrent with its announcement, the Company entered into an Investment Agreement (the “Investment Agreement”) with certain affiliates of BVF Partners L.P. (“BVF”), an existing stockholder of the Company. Pursuant to the Investment Agreement, BVF agreed to purchase shares of the Company’s nonvoting Series C convertible preferred stock, par value $0.001 per share (the “Series C Preferred Stock”) having an aggregate value equal to the value of all shares (if any) offered but not purchased pursuant to the exercise of rights in the Company’s rights offering, including any exercise of rights by BVF, up to $30,000,000 (the “Backstop Commitment”). The purchase price of the Series C Preferred Stock, each convertible into 1,000 shares of Common Stock (subject to the conversion blocker described below), shall be $9,000 per share. The Investment Agreement contains customary representations, warranties and covenants by the parties.

The Series C Preferred Stock will have terms substantially similar to shares of the Company’s nonvoting Series A convertible preferred stock (the “Series A Preferred Stock”) and Series B convertible preferred stock (the “Series B Preferred Stock”) already outstanding. Each share of Series C Preferred Stock will be convertible into 1,000 shares of Common Stock, convertible at the option of the holder at any time, provided that the holder will be prohibited from converting Series C Preferred Stock into Common Stock if, as a result of such conversion, the holder, together with its affiliates, would beneficially own a number of shares above a conversion blocker, which is initially set at 9.99% of the total Common Stock then issued and outstanding immediately following the conversion of such shares. In the event of the Company’s liquidation, dissolution or winding up, holders of Series C Preferred Stock will participate pari passu, on an as-converted basis, with any distribution of proceeds to holders of Common Stock, Series A Preferred Stock and Series B Preferred Stock in the event of the Company’s liquidation, dissolution or winding up. Like the Series A Preferred Stock and Series B Preferred Stock, holders of Series C Preferred Stock are entitled to receive dividends on shares of Series C Preferred Stock equal (on an as if converted to Common Stock basis) to and in the same form as dividends actually paid on the Common Stock or other junior securities. Shares of Series C Preferred Stock will generally have no voting rights, except as required by law and except that the consent of the holders of the outstanding Series C Preferred Stock will be required to amend the terms of the Series C Preferred Stock.

As of September 30, 2019, BVF owned approximately 5% of the Company’s total outstanding shares of Common Stock, and if all outstanding shares of the Series A Preferred Stock and Series B Preferred Stock were converted, BVF would own approximately 17% of the Company’s total outstanding shares of Common Stock. The Board of Directors of the Company has approved the Investment Agreement and the Backstop Commitment. The Company will not pay a fee to BVF in connection with the Backstop Commitment. The Company has agreed to reimburse up to $50,000 of BVF’s expenses in connection with the Investment Agreement and the Rights Offering.

The above description of the Investment Agreement does not purport to be complete and is qualified in its entirety by reference to the Investment Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference. A summary of the rights, preferences and privileges of the Series C Preferred Stock described above does not purport to be complete and is qualified in its entirety by reference to a Form of the Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock, which is included as Exhibit A to the Investment Agreement.

Item 3.02 Unregistered Sales of Equity Securities

The information contained in Item 1.01 above is hereby incorporated by reference.

Item 8.01 Other Events

On January 30, 2020, the Company issued a press release announcing the record date and the commencement and expiration dates of the Rights Offering. The Rights Offering may be amended, canceled or extended. A copy of the press release is filed as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Number	Exhibit Description

10.1	Investment Agreement, dated January 30, 2020

99.1	Press release, dated January 30, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPERO THERAPEUTICS, INC.

Date: January 30, 2020	/s/ Stephen DiPalma
Stephen DiPalma
Interim Chief Financial Officer and Treasurer